Contact: John L. FlynnChief
Financial Officer

703-478-5830

Email: jflynn@fairchild.com

FAIRCHILD ANNOUNCES SUBSTANTIALLY IMPROVED RESULTS FOR THE QUARTER ENDED JUNE 30, 2004.

McLean, Virginia (August 4, 2004) — The Fairchild Corporation (NYSE: FA), announced today $9.9 million, or $0.39 per share, of earnings from continuing operations for the quarter ended June 30, 2004, as compared to a loss of $17.4 million, or $0.69 per share, from continuing operations for the quarter ended June 30, 2003. Non-cash items included in earnings from continuing operations for the current quarter were a $4.9 million fair market value gain on an interest rate hedge contract, a $4.0 million income tax benefit, a $1.2 million impairment charge, $1.3 million of non-cash interest expense, and $2.2 million of depreciation expense. One-time expenses included a $0.6 million restructuring charge and a $0.7 million severance payment. Overall revenues increased by $96.7 million, or 467%, in the third quarter, as compared to the third quarter fiscal 2003, due primarily to the acquisition of Fairchild Sports, which includes Hein Gericke and IFW acquired on November 1, 2003, and Polo Express acquired on January 2, 2004. Net income for the quarter ended June 30, 2004, was $7.1 million, or $0.28 per share, as compared to a net loss of $32.4 million, or $1.29 per share, for the quarter ended June 30, 2003. Net income was after recording a $4.0 million expense in discontinued operations for environmental issues related to a former business.

Fairchild Sports is a seasonal business with historic trends of higher volumes of sales and profits during months from March through September. Revenues for Fairchild Sports between April and June 2004 were $91.9 million, which generated pre-tax earnings of $9.2 million. Eric Steiner, President and Chief Operating Officer of The Fairchild Corporation stated: “Revenues for the three months ended June 30, 2004, at Fairchild Sports were $91.9 million despite poor weather conditions in Europe which affected motorcycle use and with it, our sales. In addition, Fairchild Sports has continued its solid trend with revenues of $29.0 million in July 2004. This is a recent acquisition and our efforts to improve the business are just beginning to translate into tangible economic results. These businesses offer substantial long-term growth opportunities for global expansion and product enhancement, which we intend to pursue.”

Hein Gericke, PoloExpress and IFW design, manufacture and sell protective clothing, helmets and technical accessories for motorcyclists. Hein Gericke operates 147 retail shops in Austria, Belgium, England, France, Germany, Italy, Luxembourg and the Netherlands, and PoloExpress operates 85 retail shops in Germany. IFW, located in Tustin, California, is a designer and distributor of motorcycle apparel, boots and helmets, under several labels, including First Gear and Hein Gericke. In addition, IFW designs and produces apparel under private labels for third parties, including Harley-Davidson.

About The Fairchild Corporation

In addition to Fairchild Sports, The Fairchild Corporation is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. The Fairchild Corporation also owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.

THE FAIRCHILD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended

	6/30/04	6/30/03	6/30/04	6/30/03

REVENUE:
Net sales	$114,655	$18,257	$234,100	$51,414
Rental revenue	2,704	2,435	7,591	6,811

	117,359	20,692	241,691	58,225
COSTS AND EXPENSES:
Cost of goods sold	69,508	15,028	146,900	41,376
Cost of rental revenue	1,759	1,638	4,933	4,433
Selling, general and administrative	37,159	7,534	95,378	52,863
Other (income) expense, net	784	(1,410)	(1,336)	(2,484)
Impairment charges	1,206	6,726	1,206	6,726
Restructuring	563	-	563	-

	110,979	29,516	247,644	102,914
OPERATING INCOME (LOSS)	6380	(8,824)	(5,953)	(44,689)

Interest Expense	5,677	4,355	16,876	26,961
Interest income	(127)	(816)	(1,174)	(9,218)

Net interest Expense	5,550	3,539	15,702	17,743
Investment imcome (loss)	890	(618)	1,160	(898)
Increase (decrease) in fair market value of interest rate contract	4,920	(1,925)	5,783	(898)

Earnings (loss) from Continuing operations before taxes	6,640	(14,906)	(14,712)	(63,298)
Income tax benefit (provision)	3,968	(1,745)	3,895	(7,788)
Equity in loss of Affiliates, net	(734)	(807)	(734)	(1,066)
Minority Interest, net	-	39	-	39

Earnings (loss) from continuing operations	9,874	(17,419)	(11,551)	(72,113)
Loss from discontinued operations, net	(3,631)	(4,718)	(5,974)	(3,555)
Gain (loss)on disposal of discontinued operations, net	809	(10,298)	9,502	29,784
Cummulative effect of change in accounting for investment in affiliate, net	-	-	230	-

NET EARNINGS (LOSS)	$(7,052)	$(32,435)	$(7,793)	$(45,884)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Earnings (loss) from continuing operations	$0.39	$(0.69)	$(0.46)	$(2.86)
Loss from discontinued operations, net	(0.14)	(0.19)	(0.24)	(0.14)
Gain (loss)on disposal of discontinued operations, net	0.03	(0.41)	0.38	1.18
Cumulative effect of change in accounting for investment in affiliate, net	-	-	0.01	-

NET EARNINGS (LOSS)	$0.28	$(1.29)	$(0.31)	$(1.82)

Revenues by Segment
Sports and Leisure Seegment (a)	$91,920	$-	$171,405	$-
Aerospace Segment	22,735	18,232	62,694	51,389
Real Estate Operations Segment	2,704	2,435	7,591	6,811
Corporate and Other	-	25	1	25

Total	$117,359	$20,692	$241,691	$58,225

Operating Income (Loss) by Segment:
Sports and Leisure Seegment (a)	$10,385	$-	$5,772	$-
Aerospace Segment	1,389	(6,593)	2,632	(6,982)
Real Estate Operations Segment	849	696	2,396	2,139
Corporate and Other	(6,243)	(2,927)	(16,753)	(39,846)

Total	$6,380	$(8,824)	$(5,953)	$(44,689)

(a)     – Actual results for the nine months ended June 30, 2004, include only eight months of results from the sports & leisure segment since its acquisition on November 1, 2003.